      As filed with the Securities and Exchange Commission June 27, 2000
                                                      Registration No. 333-68317
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                       ________________________________

                       Post-effective Amendment No. 1 to
                                 FORM SB-2 on
                                   FORM S-3
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                       ________________________________

                             PENNACO ENERGY, INC.
       (Exact Name of Small Business Issuer As Specified In Its Charter)

            Delaware                           1311                         88-0384598
(State or other jurisdiction of    (Primary Standard Industrial          (I.R.S. Employer
 incorporation or organization)     Classification Code Number)       Identification Number)

                       ________________________________

                          1050 17th Street, Suite 700
                            Denver, Colorado 80265
                                (303) 629-6700

  (Address, including zip code, and telephone number, including area code, of
                  Registration's principal executive offices)

                            Paul M. Rady, President
                             Pennaco Energy, Inc.
                          1050 17th Street, Suite 700
                           Denver, Colorado 80265
                                (303) 629-6700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copy to:
                              G. Michael O'Leary
                            Andrews & Kurth L.L.P.
                            600 Travis, Suite 4200
                             Houston, Texas 77002
                       ________________________________

     Approximate date of commencement of the proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                       ________________________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.
================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information contained herein is subject to completion or amendment. A         +
+registration statement relating to these securities has been filed with the + +Securities and Exchange Commission. These securities may not be sold nor may + +offers to buy be accepted prior to the time the registration statement becomes+ +effective. This prospectus shall not constitute an offer to buy nor shall +
+there be any sale of these securities in any State in which such offer,       +
+solicitation or sale would be unlawful prior to registration or qualification +
+under the securities laws of any such State.                                  +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  Subject to Completion, Dated June 27, 2000.

                                  PROSPECTUS

                             Pennaco Energy, Inc.
                               3,296,165 Shares
                                Common Stock

The Company:

-    We are an independent natural gas exploration and production company.

-    Our address is:
     Pennaco Energy, Inc.
     1050 17th Street, Suite 700
     Denver, Colorado 80265
     (303) 629-6700

The Securities and the Offering:

-    3,296,165 shares of common stock.

- All of the common stock offered for resale through this prospectus is being sold by some of our stockholders. We will receive no proceeds from this offering.

- Our common stock is listed on the American Stock Exchange under the symbol "PN." The last reported sales price of the common stock on June 21, 2000 was $16.69.

     This Investment Involves Risk. See "Risk Factors" Beginning on Page 6.

     Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

                               Table of Contents

     Where You Can Find More Information..............................    2
     Incorporation of Certain Documents by Reference..................    3
     Risk Factors.....................................................    5
     Actual Results May Differ From Forward Looking Statements........   12
     Use of Proceeds..................................................   12
     Principal and Selling Stockholders...............................   13
     Plan of Distribution.............................................   16
     Experts..........................................................   17
     Legal Matters....................................................   17

     You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

     As used in this prospectus, (a) any reference to the "Company," "Pennaco," "we," "our," "ours" or "us" means Pennaco Energy, Inc. and (b) the "Stock" means the common stock of Pennaco, par value $.001, being resold through this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC as required by the Securities Exchange Act of 1934. You may inspect those reports, proxy statements and other information at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the SEC at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms. You may also obtain copies of those materials from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Our SEC filings are available to the public over the Internet or at the SEC's web site at http://www.sec.gov.

     You may request a copy of these filings by writing or calling us at the following address:

          Pennaco Energy, Inc.
          1050 17/th/ Street, Suite 700
          Denver, Colorado 81265
          (303) 629-6700

     We have filed with the SEC a registration statement on Form S-3 covering the shares offered by this prospectus. This prospectus is only a part of the registration statement and does not contain all of the information in the registration statement. For further information on us and the common stock being offered, please review the registration statement and the exhibits that are filed with it. Statements made in this prospectus that describe documents may not necessarily be complete. We recommend that you review the documents that we have filed with the registration statement to obtain a more complete understanding of those documents.

                          INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we previously filed with the SEC. These documents contain important information about us.

     The following documents that we have filed with the SEC (File No. 68317) are incorporated by reference into this prospectus:

     .    Our Annual Report on Form 10-KSB for the year ended December 31, 1999;

     .    Our Quarterly Report on Form 10-Q for the quarter ended March 31,
          2000; and

     . The description of our common stock contained in our Registration Statement on Form 8-A Filed April 16, 1999, including any amendment or report filed for the purpose of updating such description.

     All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus will be deemed to be incorporated in this prospectus by reference and will be a part of this prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates. You should direct a request for copies to us at the following address: Pennaco Energy, Inc. Attention: Glen C. Warren, Jr., 1050 17/th/ Street, Suite 700, Denver, Colorado 80265 (303) 629-6700.

                             PENNACO ENERGY, INC.

     We are an independent exploration and production company. Our current operations are completely focused on the exploration, development, acquisition, and production of natural gas from coal bed methane properties located in the Powder River Basin of northeastern Wyoming and southeastern Montana. We are one of the largest holders of oil and gas leases covering coal bed methane properties in the Powder River Basin and we believe that Pennaco is the only publicly traded company focused solely on coal bed methane development in the Powder River Basin. We were the most active coal bed methane operator in the Powder River Basin in 1999 with 473 gross wells drilled and operated by the Company, based on State of Wyoming Oil and Gas Commission information.

     Our objective is to build an exploration and production company focused on creating value for our stockholders through profitable per share growth in reserves, production and cash flow.

     We are incorporated in Delaware. Our principal executive offices are located at 1050 17/th/ Street, Suite 700, Denver, Colorado 80265 (303) 629-6700.

                                 RISK FACTORS

An investment in Pennaco involves a significant degree of risk. You should carefully consider the specific factors set forth below, as well as the other information set forth in this prospectus, before you purchase the common stock offered in this prospectus.

We depend on gas gathering, compression and transportation facilities to move our production to market and we cannot guarantee that these facilities will be available when needed or that we will have access to these facilities when needed. If these facilities are not available, we will be unable to sell the natural gas we have produced.

     The marketability of our natural gas production depends in part on the availability, proximity and capacity of gas gathering and compression systems, pipelines and if necessary, processing facilities. To accommodate the amount of gas expected to be produced in the area, existing pipelines must eventually be expanded. The expansion of pipeline capacity in the area is likely to require significant capital outlays by the pipeline companies and the related plans and specifications are subject to government regulatory review, permits and approvals. This approval process may result in delays in the commencement and completion of any pipeline construction project. Our ability to market our natural gas production could also be limited because much of our gas production is transported on an interruptible basis and, therefore, the transporter could unilaterally elect to stop transporting our natural gas due to lack of available capacity. We cannot guarantee that our wells will not be shut-in for significant periods of time due to the lack of capacity in existing pipelines or an interruption in the transportation we have contracted for. Further, we cannot guarantee that existing pipeline capacity will be expanded on a timely basis or that we will be permitted to transport any volumes on these pipelines.

Estimates of oil and gas reserves are uncertain and inherently imprecise. Our actual reserves could be materially less than the estimates included in this document.

     This document contains estimates of our proved natural gas reserves and the estimated future net revenues from these reserves. These estimates are based upon various assumptions, including assumptions relating to natural gas prices, drilling and operating expenses, capital expenditures, taxes and the availability of funds. The process of estimating natural gas reserves is complex. This process requires significant judgment in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Therefore, these estimates are inherently imprecise. Because of the limited amount of performance data currently available for our wells, the potential for future reserve revisions, either upward or downward, is significantly greater than normal.

     Actual future production, natural gas prices, revenues, operating expenses, taxes, development expenditures and quantities of recoverable natural gas reserves will most likely vary from those estimated. Any significant variance could materially affect the estimated quantities and present value of future net revenues set forth in this document. Our properties may also be susceptible to hydrocarbon drainage from production by other operators on adjacent properties. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing natural gas prices and other factors, many of which are beyond our control.

     At January 1, 2000, approximately 31% of our estimated proved reserves were undeveloped. Undeveloped reserves, by their nature, are less certain. Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations. The reserve data assumes that we will make significant capital expenditures to develop our reserves. Although we have prepared estimates of our natural gas reserves and the costs associated with these reserves in accordance with industry standards, we cannot assure you that the estimated costs are accurate, that development will occur as scheduled or that the actual results will be as estimated.

     You should not assume that the present value of future net cash flows referred to in this document is the current market value of our estimated natural gas reserves. In accordance with SEC requirements, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate. Any changes in consumption by natural gas purchasers or changes in governmental regulations or taxation could also affect actual future net cash flows. The timing of both the production and the expenses from the development and production of natural gas properties will affect the timing of actual future net cash flows from proved reserves and their present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor. The effective interest rate at various times and the risks associated with Pennaco or the oil and gas industry in general will affect the accuracy of the 10% discount factor.

We have a limited operating history.

     We generated no revenues until April 1999. We are subject to all the risks inherent in the development of a new business. There is a limited operating history upon which to base an assumption that we will be able to successfully implement our business plans and achieve our business goals.

Compliance with environmental laws and regulations could limit our drilling activities and increase our costs to operate. In turn, this could adversely affect our development program.

     The Wyoming Department of Environmental Quality controls the permitting process relating to the surface discharge of water produced from our drilling and production operations. The permitting process often requires testing and analysis regarding the effect of water discharge on both the underground aquifers and the surface, including erosion, irrigation and mineral deposits at the discharge point. The completion of these studies as well as the implementation of required remediation processes often causes considerable delay in dewatering our wells and establishing commercial production. In some cases, it may be necessary to install and operate treatment facilities or to drill disposal wells to reinject the produced water back into underground sedimentary formations adjacent to the coal seams. In the event we are unable to obtain the appropriate permits or if applicable laws or regulations require water to be disposed of in an alternative manner, the costs to dispose produced water will increase. These costs could have a material adverse effect on some of our operations in this area, including potentially rendering future production and development in these affected areas uneconomic.

     Drilling on federal lands in a large portion of the Powder River Basin is currently limited until the completion of an environmental impact statement, or EIS, by the BLM. The number of drilling permits allowed on federal lands subject to the EIS are limited until the EIS is complete. This limitation could adversely affect our ability to drill on federal lands. Approximately 50% of our leasehold is comprised of federal acreage.

     An EIS, the Existing EIS, was completed in November 1999 but will only allow the issuance of approximately 800 to 1,000 drilling permits on federal lands. Pennaco has received approximately 50 of these federal permits and estimates that it will receive approximately 100 of these permits in total. The New EIS will allow the drilling of wells on federal lands beyond the limits of the Existing EIS. The BLM estimates that the New EIS, which began in the first quarter of 2000, will require approximately 18 months to complete. The BLM also estimates that the new EIS, when completed, will allow the drilling of 15,000 to 30,000 wells on federal, state and fee lands in the Wyoming portion of the Powder River Basin before further drilling on federal lands is restricted. Finally, there can be no assurance that the BLM will issue new drilling permits on federal lands, once the New EIS is complete, at a pace that will allow the Company to meet its drilling and growth objectives.

     The BLM has also initiated an environmental assessment, or EA, which is expected to allow the drilling of 1,500 to 2,500 wells on federal lands in the Powder River Basin for the purpose of preventing the drainage of natural gas from federal lands by producing wells on adjoining fee or state lands. The BLM estimates that the EA will be completed in the fourth quarter of 2000. We cannot provide any assurance as to the ultimate completion date of the New EIS or EA or that, when completed, the New EIS and EA will permit us to develop our properties according to our current plans.

     We could face significant liabilities to governmental agencies and third parties for discharging oil, natural gas or other pollutants into the air, soil or water, and be required to spend substantial amounts on investigations, litigation and remediation. We cannot be certain that existing environmental laws or regulations, as interpreted now or in the future, or future laws or regulations will not materially adversely affect our results of operations and financial condition or that we will not face material indemnity claims with respect to properties we own. Our industry is subject to extensive regulation which may increase our costs.

Our business is subject to substantial regulation under local, state and federal laws relating to the exploration for, and the development, production, marketing, pricing, transportation and storage of natural gas, as well as environmental and safety matters.

     New laws or regulations, or changes to current requirements, could have a material adverse effect on our business. In the past, prices of natural gas have been controlled by governmental regulation and there can be no assurance that price controls will not be implemented again.

Depressed prices for natural gas would affect our business.

     Our revenues, operating results, profitability, future rate of growth and the carrying value of our properties depend heavily on prevailing market prices for natural gas. We expect the markets for natural gas to continue to be volatile. Any substantial or extended decline in the price of natural gas would have a material adverse effect on our financial condition and results of operations. A decline could reduce our cash flow and borrowing capacity, as well as the value and quantity of its natural gas reserves. Various factors beyond our control will affect prices of natural gas, including:

-    North American supplies of natural gas;

-    domestic economic conditions;

-    marketability of production;

-    the level of consumer demand;

-    the price, availability and acceptance of alternative fuels;

-    the availability of pipeline and compressor capacity;

-    weather conditions; and

-    actions of federal, state, local and foreign authorities.

These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of natural gas.

We face risks related to title to the leases we enter into that may result in additional costs and affect our operating results.

     It is customary in the oil and gas industry to acquire a leasehold interest in a property based upon a preliminary title investigation. If the title to the leases we plan to acquire is defective, we could lose the money already spent on acquisition and development, or incur substantial costs to cure the title defect. Our oil and gas leases give us the right to develop and produce oil and gas from the leased properties. It is possible that the terms of our oil and gas leases may be interpreted differently depending on the state in which the property is located. For instance, royalty calculations can be substantially different from state to state, depending on each state's interpretation of lease language concerning the costs of production. We cannot guarantee that there will be no litigation concerning the proper interpretation of the terms of our leases. Adverse decisions in such litigation could result in material costs or the loss of one or more leases.

We face competition from other companies in the exploration and development of natural gas and for the acquisition of suitable leasehold interests. This competition could result in an increase in our costs to acquire leasehold interests and/or reduce the margins we achieve on sales of natural gas.

     Competition to acquire leasehold interests, as well as competition in the oil and gas exploration and production industry as a whole, is intense. We compete with a number of companies that possess greater financial, marketing, personnel, and other resources than are available to us. Different companies evaluate potential acquisitions differently. This results in widely differing bids. If other bidders are willing to pay higher prices than we believe are supported by our evaluation criteria, then our ability to acquire prospects could be limited. Low or uncertain prices for leasehold interests could cause potential sellers to withhold or withdraw properties from the market. In such an environment, we cannot guarantee that there will be a sufficient number of suitable prospects available for acquisition. We may also be limited in our options for developing prospects. As consolidation continues in the Powder River Basin we expect leasehold acquisition costs to increase. In this type of an environment, we will be required to acquire leasehold interests for costs that are greater than we have paid historically.

We may not be able to obtain adequate financing to execute our operating strategy.

     We will address our long-term liquidity needs through the use of bank credit facilities, the issuance of debt and equity securities, joint venture financing, production payments and the use of cash provided by operating activities.

     The availability of these sources of capital will depend upon a number of factors, some of which are beyond our control. These factors include general economic and financial market conditions, natural gas prices and the market value and operating performance of Pennaco. We may be unable to execute our operating strategy if we cannot obtain capital from these sources.

Shut-in wells, curtailed production and other production interruptions may affect our ability to do business and result in decreased revenues.

     Our production may be curtailed or shut-in for considerable periods of time due to any of the following factors:

-    a lack of market demand;

-    government regulation;

-    pipeline and processing interruptions;

-    production allocations;

-    equipment or manpower shortages;

-    diminished pipeline capacity; and

-    force majeure.

These curtailments may continue for a considerable period of time resulting in a material adverse effect on our results of operations and financial condition.

We are subject to operating risks that may not be covered by our insurance.

     The exploration for and production of natural gas involves certain operating hazards, such as:

-    well blowouts;

-    craterings;

-    explosions;

-    uncontrollable flows of natural gas or well fluids;

-    fires;

-    formations with abnormal pressures;

-    pipeline ruptures or spills;

-    pollution;

-    releases of toxic gas; and

-    other environmental hazards and risks.

     Any of these hazards could cause us to suffer substantial losses if they occur. We may also be liable for environmental damage caused by previous owners of the property we have leased. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate our funds available for acquisitions, exploration and development or cause us to suffer losses. In accordance with customary industry practices, we maintain insurance against some, but not all, risks and losses. We currently carry well control insurance as well as property and general liability insurance. We may elect to self-insure if our management believes that the cost of insurance, although available, is excessive relative to the risks presented. The occurrence of an event that is not covered, or not fully covered, by insurance could have a material adverse effect on our financial condition and results of operations.

Exploratory drilling is an uncertain process with many risks.

     Exploratory drilling involves numerous risks, including the risk that we will not find any commercially productive natural gas reservoirs. The cost of drilling, completing and operating wells is often uncertain, and a number of factors can delay or prevent drilling operations, including:

-    unexpected drilling conditions;

-    pressure or irregularities in formations;

-    equipment failures or accidents;

-    adverse weather conditions;

-    compliance with governmental requirements; and

- shortages or delays in the availability of drilling rigs and the delivery of equipment.

     Our future drilling activities may not be successful, nor can we be sure that our overall drilling success rate or our drilling success rate for activity within a particular area will not decline. Unsuccessful drilling activities could have a material adverse effect on our results of operations and financial condition. Also, we may not be able to obtain any options or lease rights in potential drilling locations. Although we have identified numerous potential drilling locations, we cannot be sure that we will ever drill them or that we will produce natural gas from them or any other potential drilling locations.

Hedging transactions may limit our potential gains.

     To manage our exposure to price risks in the marketing of our natural gas, we may enter into natural gas price hedging arrangements with respect to a portion of our current production. These arrangements may include futures contracts on the New York Mercantile Exchange or in the private over-the-counter market. While intended to reduce the effects of volatile natural gas prices, these transactions may limit our potential gains if natural gas prices were to rise substantially over the price established by the hedge. In addition, such transactions may expose us to the risk of financial loss in certain circumstances, including instances in which:

-    our production is less than expected;

- there is a widening of price differentials between delivery points for our production and the delivery point assumed in the hedge arrangement;

-    the counterparties to our future contracts fail to perform the contracts;
     or

-    a sudden, unexpected event materially impacts natural gas prices.

The loss of key personnel could adversely affect our ability to operate.

     Our operations depend on a relatively small group of key management and technical personnel. We cannot assure you that these individuals will remain with us for the immediate or foreseeable future. The unexpected loss of the services of one or more of these individuals could have a detrimental effect on Pennaco.

We have entered into employment agreements with only two of our principal executive officers, Mr. Rady and Mr. Warren. Our future success will depend on our ability to attract and retain skilled management personnel.

Our shares that are eligible for future sale may have an adverse effect on the price of our stock.

     As of December 31, 1999, 18,813,344 shares of common stock were outstanding. In addition, options and warrants to purchase 4,024,978 shares are outstanding, of which 1,249,500 were exercisable at December 31, 1999. These outstanding options and warrants are exercisable at prices ranging from $1.25 to $11.13 per share. Sales of substantial amounts of common stock, or a perception that such sales could occur, and the existence of options or warrants to purchase shares of common stock at prices that may be below the then current market price of the common stock could adversely affect the market price of the common stock and could impair our ability to raise capital through the sale of our equity securities.

We do not anticipate paying dividends in the foreseeable future.

     We do not anticipate paying cash dividends on our common stock in the foreseeable future. Further, our ability to pay dividends is limited by our credit facility with US Bank.

Our articles of incorporation and bylaws have provisions that discourage corporate takeovers and could prevent stockholders from realizing a premium on their investment.

     Provisions in our articles of incorporation, bylaws and stockholders' rights plan and the provisions of the Delaware General Corporation Law may encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. Our articles of incorporation provide for a classified board of directors. Our articles of incorporation also authorize our board of directors to issue preferred stock without stockholder approval and to set the rights, preferences, voting rights and other designations of those shares as the board may determine. Additional provisions include restrictions on business combinations and the availability of authorized but unissued common stock. These provisions, alone or in combination with each other and with the rights plan described below, may discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to stockholders for their common stock.

     Our board of directors has adopted a stockholders' rights plan. The rights plan is designed to enhance the board's ability to prevent an acquirer from depriving stockholders of the long-term value of their investment and to protect stockholders against attempts to acquire Pennaco by means of unfair or abusive takeover tactics. However, the existence of the rights plan may impede a takeover of Pennaco not supported by the board, including a takeover that may be desired by a majority of our stockholders or involving a premium over the prevailing stock price.

           ACTUAL RESULTS MAY DIFFER FROM FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus and any prospectus supplement that relate to our business and the industry we operate in, are forward-looking. Statements or assumptions related to or underlying such forward-looking statements include, without limitation, statements regarding:

- the quality of our properties with regard to, among other things, the existence of reserves in economic quantities;

-    our ability to increase our reserves through exploration and development;

-    anticipated domestic demand for natural gas and oil; and

-    the adequacy of our sources of capital resources and liquidity.

Actual results may differ materially from those suggested by the forward-looking statements for various reasons, including those discussed under "Risk Factors."

     All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS

We will not receive any of the proceeds from sales of the stock offered hereby.

                      PRINCIPAL AND SELLING SHAREHOLDERS



          The following table sets forth information concerning the beneficial ownership of our common stock for

     -    each current director who owns shares,

     -    each officer who owns shares,

     - all persons that we know beneficially own more than 5% of the outstanding shares of our common stock,

     -    all Pennaco officers and directors as a group, and

     - each of the security holders offering stock for sale pursuant to this prospectus.

     All persons listed, unless otherwise noted, have an address in care of Pennaco's principal executive offices and have sole voting and investment power with respect to their shares unless otherwise indicated. The information presented under "Shares Beneficially Owned After Offering" assumes that all of the shares offered by the selling stockholders will be sold. Unless otherwise noted, each of the stockholders listed below has an address c/o Pennaco Energy, Inc., 1050 17th Street, Suite 700, Denver, Colorado 80265.

                                            Beneficial Ownership Before Offering   Shares Being  Beneficial Ownership After Offering
                                           --------------------------------------               ------------------------------------
   Name of Beneficial Owner (1)                    Shares           Percent (2)       Offered          Shares          Percent (2)
   ----------------------------            ---------------------- --------------- ------------- ------------------  ----------------
Paul M. Rady...............................  1,157,144   (3)(15)       6.1%           285,715          871,429          4.5%
Glen C. Warren, Jr.........................    463,228   (4)(15)       2.4%            87,500          375,728          1.9%
Gregory V. Gibson..........................    135,000   (5)(15)        *                  --          135,000           *
Terrell A. Dobkins.........................     93,750   (6)(15)        *                  --           93,750           *
David W. Lanza.............................     67,500   (7)(15)        *                  --           67,500           *
Kurt M. Peterson...........................         --  (15)                   --          --               --           --
Brian A. Kuhn..............................     56,250   (8)(15)        *                  --           56,250           *
Franklin Resources, Inc....................  2,027,700   (9)          10.6%                --        2,027,700         10.6%
Centennial Energy Partners, L.L.C..........  1,883,100  (10)           9.9%           863,500        1,019,600          5.3%
R.I.S. Resources International Corp........  1,250,000  (15)           6.6%                --        1,250,000          6.6%
William Travis Brown.......................     87,500  (11)(16)        *              25,000           62,500           *
State Street Research & Management.........  1,500,000  (12)(16)       7.9%         1,500,000               --           --
Arpels Financial Services Corporation......    165,000  (16)            *             165,000               --           --
Excalibur Funds Group......................    110,000  (16)            *             110,000               --           --
Jayvee & Co................................     82,500  (16)            *              82,500               --           --
Yorkton Securities, Inc....................     75,200  (13)(16)        *              75,200               --           --
Aton Venture Fund Ltd......................     41,250  (16)            *              41,250               --           --
Yorkton Securities in Trust for
  Michael McMurrich........................     33,000  (16)            *              33,000               --           --
Dynachem, Inc..............................     27,500  (16)            *              27,500               --           --
All officers and directors as a group
  (seven persons)..........................  1,972,872  (14)(15)      10.0%           373,215        1,599,657          8.2%

     ______________
     * Represents less than 1% of the Common Stock outstanding.

     (1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of the date of measurement upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days of the date of measurement have been exercised.

     (2) Assumes 19,086,440 shares outstanding plus, for each individual, any securities that specific person has the right to acquire upon exercise of presently exercisable stock options and options that are exercisable within 60 days of the date of measurement. Options and warrants held by persons other than the specific individual for whom an ownership interest percentage is being calculated are not considered in calculating that specific individual's ownership interest percentage.

     (3) Includes 100,000 shares issuable upon the exercise of presently exercisable stock options, exercisable at a price of $2.50 per share, 100,000 shares issuable upon the exercise of presently exercisable stock options exercisable at $3.19 per share and 100,000 shares issuable upon the exercise of presently exercisable stock options exercisable at a price of $5.00 per share

     (4) Includes 50,000 shares issuable upon the exercise of presently exercisable stock options exercisable at a price of $2.50 per share, 38,228 shares issuable upon the exercise of presently exercisable stock options exercisable at $3.25 per share, 62,500 shares issuable upon the exercise of presently exercisable stock options exercisable at $3.19 per share and 50,000 shares exercisable upon the exercise of presently exercisable stock options exercisable at $5.00 per share.

     (5) Includes 100,000 shares issuable upon the exercise of presently exercisable stock options exercisable at a price of $1.25 per share and 35,000 shares issuable upon the exercise of presently exercisable stock options exercisable at a price of $3.19 per share. Mr. Gibson's address is 2 Park Plaza, Suite 450, Irvine, California 92614.

     (6) Includes 27,404 shares issuable upon the exercise of presently exercisable stock options exercisable at $3.25 per share and 31,250 shares issuable upon the exercise of presently exercisable stock options exercisable at $3.19 per share.

     (7) Includes 15,000 shares issuable upon the exercise of presently exercisable stock options exercisable at a price of $3.19 per share. Mr. Lanza's address is 710 3rd Street, Marysville, California 95901.

     (8) Includes 25,000 shares issuable upon the exercise of presently exercisable stock options exercisable at $3.25 per share, 12,500 shares issuable upon the exercise of presently exercisable stock options exercisable at $2.50 per share and 18,750 shares issuable upon the exercise of presently exercisable stock options at $3.19 per share.

     (9) Pursuant to a Schedule 13G filed January 28, 2000, the shares beneficially owned by Franklin Resources, Inc. are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries (the "Adviser Subsidiaries") of Franklin Resources, Inc. ("FRI"). Such advisory contracts grant to such Adviser Subsidiaries all investment and/or voting power over the securities owned by such advisory clients. Therefore, such Adviser Subsidiaries may be deemed to be, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, the beneficial owner of the securities covered by this statement.

          Beneficial ownership by investment advisory subsidiaries and other affiliates of FRI is being reported in conformity with the guidelines articulated by the SEC staff in Release No. 34-39538 (January 12,
          1998) relating to organizations, such as FRI, where related entities exercise voting and investment powers over the securities being reported independently from each other. The voting and investment powers held by Franklin Mutual Advisers, LLC ("FMA"), formerly Franklin Mutual Advisers, Inc., an indirect wholly owned investment advisory subsidiary of FRI, are exercised independently from FRI and from all other investment advisor subsidiaries of FRI (FRI, its affiliates and investment advisor subsidiaries other than FMA are collectively referred to herein as "FRI affiliates"). Furthermore, FMA and FRI internal policies and procedures establish informational barriers that prevent the flow between FMA and the FRI affiliates of information that relates to the voting and investment powers over the securities owned by their respective advisory clients. Consequently, FMA and the FRI affiliates are each reporting the securities over which they hold investment and voting power separately from each other.

          Charles B. Johnson and Rupert H. Johnson, Jr. (the "Principal FRI Shareholders") each own in excess of 10% of the outstanding Common Stock of FRI and are the principal shareholders of FRI. FRI and the Principal FRI Shareholders may be deemed to be, for purposes of Rule 13d-3 under the 1934 Act, the beneficial owner of securities held by persons and entities advised by FRI subsidiaries. FRI, the Principal FRI Shareholders and each of the Adviser Subsidiaries disclaim any economic interest or beneficial ownership in any of the securities covered by this statement.

     (10) Pursuant to a Schedule 13G filed March 7, 2000, the shares beneficially owned by Centennial Energy Partnership, L.L.C. may also be attributed to Peter K. Seldin. Mr. Seldin is the managing member of Centennial Energy Partners, L.L.C. and has been delegated the authority to vote and dispose of the 1,883,100 shares of Common Stock it beneficially owns.

     (11) Includes 25,000 shares issuable upon the exercise of presently exercisable stock purchase warrants, exercisable at a price of $1.75 per share and 12,500 shares issuable upon the exercise of currently vested stock options, exercisable at a price of $2.50 per share.

     (12) State Street Research and Management is an Investment Adviser registered under Section 203 of the Investment Advisors Act of 1940. The address of State Street is One Financial Center, 30/th/ Floor, Boston, Massachusetts 02111-2640. The shares attributable to State Street are owned by State Street's clients.

     (13) Represents 75,200 shares issuable upon the exercise of stock purchase warrants with an exercise price of $3.58 per share which expire on September 3, 2000. The address of Yorkton Securities is 181 Bay Street, Suite 3100, Box 830, Toronto, Ontario, M5J 2T3, Canada.

     (14) Includes 699,382 shares issuable upon the exercise of presently exercisable stock options.

     (15) The date of measurement for this stockholder is March 17, 2000.

     (16) The date of measurement for this stockholder is April 15, 1999.

                             PLAN OF DISTRIBUTION

     We are registering the common stock on behalf of selling stockholders. As used in this prospectus, "selling stockholders" includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the common stock offered hereby will be paid by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of common stock will be borne by the selling stockholders. Sales of common stock may be effected by selling stockholders from time to time in one or more types of transactions (which may include block transactions) through the American Stock Exchange, in negotiated transactions, through put or call option transactions relating to the common stock, through short sales of common stock, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of common stock by the selling stockholders.

     The selling stockholders may sell common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or purchasers of common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both. The compensation as to a particular broker-dealer might be in excess of customary commissions.

     The selling stockholders and any broker-dealers that act in connection with the sale of common stock might be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each selling stockholder against liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the common stock against certain liabilities, including liabilities arising under the Securities Act.

     Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     Selling stockholders also may resell all or a portion of the common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of the Rule.

     When we are notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Act, disclosing

     - the name of each such selling stockholder and of the participating broker-dealer(s),

     -    the number of shares of common stock involved,

     -    the price at which such shares of common stock were sold,

     - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

     - that the broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and

     -    other facts, material to the transaction.

     In addition, when we are notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed. See "Principal and Selling Stockholders."

                                    EXPERTS

     Some of the information that appears in this registration statement regarding the January 1, 2000 estimated quantities of reserves of the underlying properties we own, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Ryder Scott Company independent petroleum engineers.

     The financial statements of Pennaco Energy, Inc. as of December 31, 1999 and 1998 and for the year ended December 31, 1999 and for the period from January 26, 1998 (inception) to December 31, 1998, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus, and upon the authority of that firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Stock offered hereby have been passed upon by Gibson, Haglund & Johnson. Mr. Gibson, a Director of the Company, is a partner with Gibson, Haglund & Johnson and is the beneficial owner of 135,000 shares of the Company's Common Stock. If the securities are being distributed in an underwritten offering, the validity of the securities will be passed upon for the underwriters by counsel identified in the related Prospectus Supplement.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

     The expenses of the offering are estimated to be as follows:

   SEC Registration Fee..............................  $ 6,925
   Printing Expenses.................................    9,500
   Legal Fees and Expenses...........................   25,000
   Accounting Fees and Expenses......................    7,500
   Transfer Agent Fees...............................      500
   Miscellaneous.....................................    1,337
                                                       -------
   TOTAL.............................................  $50,762
                                                       =======

Item 15.  Indemnification of Directors and Officers

     Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been made to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

     Article VIII and IX of Pennaco's Certificate of Incorporation provide that:

          "A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

          "The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware (including, without limitation, Section 145 thereof), as amended from time to time, indemnify any officer or director whom it shall have power to indemnify from and against any and all of the expenses, liabilities or other losses of any nature. The indemnification provided in this Article X shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity, while holding such office, and shall continue as to a person who has ceased to be a officer or director and shall inure to the benefit of the heirs, executors and administrators of such a person."

          Article VI of Pennaco's Bylaws further provides that Pennaco shall indemnify its officers, directors, employees and agents to the fullest extent permitted by law.

          In addition, Pennaco and certain other persons may be entitled under agreements entered into with agents or underwriters to indemnification by such agents or underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which Pennaco or such persons may be required to make in respect thereof.

          The limitations on liability in Article VIII described above would apply to violations of the federal securities laws. However, the registrant has been advised that in the opinion of the SEC, indemnification for liabilities under the Securities Act of 1933 is against public policy and therefore unenforceable.

Item 16.  Exhibits.

Exhibit
-------
No.       Title
---       -----

*3.1      Certificate of Incorporation
*3.2      Bylaws
 4.1 Form of Warrant (filed as Exhibit 4.1 to the Company's Form SB-2 File No. 333-68317, filed December 3, 1998 and included herein by reference)
 5.1 Opinion of Gibson, Haglund & Johnson (filed as Exhibit 5.1 to Company's form SB-2 File No. 333-68317 filed December 3, 1998 and included herein by reference)
*23.1     Consent of KPMG LLP
*23.2     Consent of Ryder Scott Company

__________________
* Filed herewith.

Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) to include any additional or changed material information on the plan of distribution.

     (2) that, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (3) that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereto.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, to the City of Denver, State of Colorado, on the 22nd day of June, 2000.

                                        PENNACO ENERGY, INC.


                                        By:  /s/ GLEN C. WARREN, JR.
                                           --------------------------------
                                                   Glen C. Warren, Jr.
                                              Chief Financial Officer and
                                                Executive Vice President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post Effective Amendment has been signed by the following persons in the capacities indicated on June 22, 2000.


              *                    Chairman of the Board of Directors,
------------------------------
Paul M. Rady                       Chief Executive Officer, President
                                   (Principal Executive Officer)

     /s/ GLEN C. WARREN, JR.       Chief Financial Officer, Executive Vice
------------------------------
Glen C. Warren                     President, and Director
                                   (Principal Financial and Accounting Officer)

              *                    Vice President - Legal, Secretary, Director
------------------------------
Gregory V. Gibson


              *                    Director
------------------------------
David W. Lanza


______________________________     Director
Kurt M. Peterson


*By:   /s/ GLEN C. WARREN, JR.
    --------------------------
    Glen C. Warren

Pursuant to a Power-of-Attorney filed with the Registration Statement on Form SB-2 (333-68317) on December 3, 1998.

                                 EXHIBIT INDEX
                                 -------------


Exhibit
-------
No.       Title
---       -----

*3.1      Certificate of Incorporation
*3.2      Bylaws
 4.1 Form of Warrant (filed as Exhibit 4.1 to the Company's Form SB-2 File No. 333-68317, filed December 3, 1998 and included herein by reference)
 5.1 Opinion of Gibson, Haglund & Johnson (filed as Exhibit 5.1 to Company's form SB-2 File No. 333-68317 filed December 3, 1998 and included herein by reference)
*23.1     Consent of KPMG LLP
*23.2     Consent of Ryder Scott Company

____________________
* Filed herewith.